Exhibit 10.4

NEWS RELEASE

January 11, 2012

Tulsa, Oklahoma

First Trinity Financial Corporation announced today that its Board of Directors has approved a 5% share dividend by which shareholders will receive a share of Common Stock for each 20 shares of common stock of the Corporation they hold.  The dividend is payable to the holders of shares of the Corporation as of March 10, 2012.  Fractional shares will be rounded to the nearest whole number of shares.  Share certificates will be mailed or delivered by the Corporation after March 10, 2012.

About the company:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma.  First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange.  First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company.  It now has two wholly owned subsidiaries in those businesses: Trinity Life Insurance Company and First Trinity Capital Corporation.  First Trinity is owned by over 4,000 Oklahoma residents.  First Trinity is in the midst of a $10 million public offering that to date has raised more than $9.3 million.  The offering is only available to residents of Oklahoma who meet certain suitability requirements.

Contact:	Gregg E. Zahn, President and Chief Executive Officer 918/249-2438